Schedule A

to the

Amended and Restated Investment Sub-Advisory Agreement

between

Penn Mutual Asset Management, LLC

and

T. Rowe Price Associates, Inc.

Dated as of August 1, 2004,

as revised

September 5, 2012, May 16, 2013, May 14, 2015, July 1, 2016,

and May 1, 2018

PENN SERIES FUNDS, INC.

Flexibly Managed Fund

Large Growth Stock Fund

Schedule B

to the

Amended and Restated Investment Sub-Advisory Agreement

between

Penn Mutual Asset Management, LLC

and

T. Rowe Price Associates, Inc.

Dated as of August 1, 2004,

as revised

September 5, 2012, May 16, 2013, May 14, 2015, July 1, 2016,

and May 1, 2018*

1.	Flexibly Managed Fund

Fee Rate. Pursuant to Section 3B, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on the average daily net assets of the Flexibly Managed Fund as follows:

When Fund assets do not exceed $500,000,000:

(i)	0.50% (50 basis points) with respect to the first $250,000,000 of average daily net assets of the Fund; and

(ii)	0.40% (40 basis points) with respect to the average daily net assets of the Fund above $250,000,000.

When Fund assets exceed $500,000,000:

(i)	0.40% (40 basis points) with respect to the first $1,000,000,000 of average daily net assets of the Fund; and

(ii)	0.35% (35 basis points) with respect to the average daily net assets of the Fund above $1,000,000,000.

When Fund assets exceed $2,000,000,000:

(i)	0.40% (40 basis points) with respect to the first $500,000,000 of average daily net assets of the Fund; and

(ii)	0.35% (35 basis points) with respect to the average daily net assets of the Fund above $500,000,000.

When Fund assets exceed $3,000,000,000:

0.35% (35 basis points) with respect to the average daily net assets of the Fund.

For the Flexibly Managed Fund, the Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion. The credit will apply at asset levels between $2.93 billion and $3 billion.

To accommodate circumstances where the Flexibly Managed Fund’s assets fall beneath $3 billion and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the tiered fee schedule. This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of $2.93 billion, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.35% fee schedule by the difference between the average daily fund assets and the $2.93 billion threshold, divided by the difference between $3 billion and the $2.93 billion threshold.

*	Effective May 1, 2018, the Sub-Advisory Agreement was terminated with respect to the High Yield Bond Fund.

The credit would approach $250,000 annually when the Flexibly Managed Fund’s assets were close to $3 billion and fall to zero at $2.93 billion.

The transitional credit is determined as follows:

Average Daily Fund Assets - $2.93 billion	× $250,000
$71,428,571

2.	Large Growth Stock Fund

Fee Rate. Pursuant to Section 3B, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on the average daily net assets of the Large Growth Stock Fund as follows:

When Fund assets do not exceed $1,000,000,000:

(i)	0.40% (40 basis points) with respect to the first $250,000,000 of average daily net assets of the Fund;

(ii)	0.375% (37.5 basis points) of the next $250,000,000 of average daily net assets of the Fund; and

(iii)	0.35% (35 basis points) of average daily net assets of the Fund in excess of $500,000,000.

When Fund assets exceed $1,000,000,000:

(i)	0.35% (35 basis points) with respect to the first $1,000,000,000 of average daily net assets of the Fund; and

(ii)	0.325% (32.5 basis points) with respect to the average daily net assets of the Fund above $1,000,000,000.

For the Large Growth Stock Fund, the Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule applicable when Fund assets do not exceed $1,000,000,000 and the fee applicable when Fund assets reach $1 billion. The credit will apply at asset levels between approximately $946 million and $1 billion.

To accommodate circumstances where the Large Growth Stock Fund’s assets fall beneath $1 billion and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the tiered fee schedule applicable when Fund assets do not exceed $1,000,000,000. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the fee applicable when Fund assets reach $1,000,000,000 would be triggered, or (b) fall below a threshold of approximately $946 million, where the tiered fee schedule applicable when Fund assets do not exceed $1,000,000,000 would be fully re-applied.

The credit is determined by prorating the difference between the tiered fee schedule applicable when Fund assets do not exceed $1,000,000,000 and the fee schedule applicable when Fund assets reach $1,000,000,000 over the difference between $1 billion and the average daily fund assets. The credit would approach $187,500 annually when the Fund’s assets were close to $1 billion and fall to zero at approximately $946 million.

The transitional credit is determined as follows:

Average Daily Fund Assets - $946,428,571	× $187,500
$53,571,428